EXHIBIT 99.1

VASCO Reports Results for Fourth Quarter and Full-Year 2005

Revenues increased 88% over fourth quarter and 83% over full-year 2004 on a record number of Digipass products shipped. Operating income increased 182% over fourth quarter and 97% over full-year 2004. Both revenue and operating income for the quarter and full-year are the best in the Company’s history. Financial results for the periods ended December 31, 2005 and guidance for full-year 2006 to be discussed on conference call today at 10:00 a.m. E.S.T.

OAKBROOK TERRACE, Ill., and BRUSSELS, Belgium, February 21, 2006 – VASCO Data Security International, Inc. (Nasdaq: VDSI) ( www.vasco.com), today reported financial results for the fourth quarter and full-year ended December 31, 2005.

Revenues for the fourth quarter of 2005 increased 88% to $17,519,000 from $9,298,000 in 2004 and, for the full-year 2005, increased 83% to $54,579,000 from $29,893,000 in 2004.

Net income available to common shareholders for the fourth quarter of 2005 was $2,962,000, or $0.08 per diluted share and compares to $481,000, or $0.02 per diluted share in 2004. Net income available to common shareholders for the full-year 2005 was $7,687,000, or $0.21 per diluted share compared to income of $3,021,000, or $0.09 per diluted share in 2004.

Financial Highlights:

•	Results reflect the twelfth consecutive quarter of operating profit and positive earnings before interest, taxes, depreciation and amortization (“EBITDA”).

•	Results reflect the seventh consecutive quarter-over-quarter increase in revenue. Revenue for the fourth quarter 2005 was 32% higher than the third quarter of 2005.

•	Gross profit was $11,035,000 or 63% of revenue for the fourth quarter and $34,438,000 or 63% of revenue for the full-year 2005. Gross profit was $6,032,000 or 65% of revenue for the fourth quarter and $20,709,000 or 69% of revenue for the full-year 2004.

•	Operating expenses for the fourth quarter and full-year 2005 were $6,827,000 and $23,485,000, respectively, an increase of 50% from $4,539,000 reported for the fourth quarter 2004 and an increase of 55% from $15,157,000 reported for the full-year 2004.

•	Operating income for the fourth quarter and full-year 2005 was $4,208,000 and $10,953,000, respectively, an increase of $2,715,000, or 182%, from $1,493,000 reported for the fourth quarter of 2004 and an increase of $5,401,000, or 97%, from the $5,552,000 reported for the full-year 2004. Operating income as a percentage of revenue for the fourth quarter and full-year 2005 was 24% and 20%, respectively, compared to 16% and 19% for the comparable periods in 2004.

•	Other income/expense, which primarily includes exchange gains and losses, was expense of $7,000 for the fourth quarter 2005 and income of $506,000 for the full-year 2005 and compares to expense of $538,000 for the fourth quarter of 2004 and expense of $539,000 for the full-year 2004.

•	Net income for the fourth quarter and full-year 2005 was $2,962,000 and $7,701,000, respectively, and compares to $516,000 and $3,253,000 reported for the same periods in 2004.

•	Earnings before interest, taxes, depreciation and amortization was $4,456,000 and $12,536,000 for the fourth quarter and for the full-year 2005, respectively, an increase of 276% from $1,186,000 reported for the fourth quarter of 2004 and an increase of 118% from $5,747,000 reported for the full-year 2004.

•	Net cash balances, total cash and cash equivalents less bank borrowings, at December 31, 2005 totaled $13,970,000 compared to $9,272,000 and $8,220,000 at September 30, 2005 and December 31, 2004, respectively.

Operational and Other Highlights:

•	VASCO won 251 new customers in Q4 2005 (21 banks and 230 corporate network access customers) and 821 for full-year 2005. Year-to-date new customers include 89 new banks and 732 corporate network access customers.

•	VASCO shipped approximately 2,425,000 Digipass authentication products in the fourth quarter and approximately 7,340,000 for the full-year 2005, an increase of 159% over the number of Digipass products shipped in the full-year 2004. The 2,425,000 units shipped in the fourth quarter of 2005 reflected an increase of 1,360,000 units, or 128%, over the 1,065,000 Digipass products shipped in the fourth quarter of 2004.

•	Rabobank (The Netherlands) to Use VASCO’s Digipass 810 for EMV-CAP and Digipass Two Factor Authentication

•	Lloyds TSB Trials VASCO Digipass with 30,000 Online Banking Customers

•	Friesland Bank (The Netherlands) to Use VASCO’s Digipass 815 Secure Card Reader for Retail Banking

•	UK Online Gambling Company Redbet Uses VASCO’s Digipass 260 to Secure Online Gambling Applications

•	Dutch Online Service Provider DigiNotar Uses VASCO’s Digipass GO3 to Secure Online Authentication Services

•	VASCO and SAB2i Announce Solution Partnership

•	VASCO launches VACMAN Controller for Hardware Security Module (HSM)

•	VASCO launches Hyper-Portable Digipass 100, Digipass Strong User Authentication on Flexible Smart Card

•	VASCO selected by Red Herring magazine as one of the inaugural Red Herring Small Cap 100

“The results of the fourth quarter and full-year 2005 demonstrate clearly that our strategies are working,” said Ken Hunt, VASCO’s CEO and Chairman. “Our strategy of being the high-volume, high-quality, low-cost producer is clearly paying off as our unit volume for the quarter exceeded our nearest competitor by approximately 900,000 units, or 60%. Efficiencies created by our operating model were also strongly evident as our operating earnings, as a percentage of revenue, were 24% for the quarter and 20% for the full-year. As we look forward, I believe our vision of being the full-option, all-terrain authentication company will serve our customers well and maintain our market leading position.”

“The fourth quarter in each of the last two years has reflected important changes in our business,” said Jan Valcke, VASCO's President and COO. “Last year, the fourth quarter showed a significant increase in unit volume as the demand for consumer level authentication increased substantially. In the fourth quarter of this year, we saw a higher sense of urgency from our customers as the time lag between placing an order and the delivery of the product became shorter. In the fourth quarter of this year, we sold and delivered approximately $4.8 million of new business from October 27th, the date that we announced our backlog for the quarter, through the end of the quarter. We have also seen continuing strong demand through the 2005 holiday season and into 2006. Our current backlog for orders to be shipped in Q1 2006 is $12.8 million, an increase of $2.1 million or 20% from the backlog for Q1 2005. The current backlog is $1.4 million or 12% higher than our results for the full first quarter of 2005.”

Cliff Bown, Executive Vice President and CFO added, “Our balance sheet continues to strengthen as a result of the strong operating performance. Net cash balances, cash and cash equivalents less bank borrowings, increased $4,698,000 or 51% from September 30, 2005 and our working capital increased by $3,504,000 or 27% from September 30, 2005. At December 31, 2005 our working capital balance was $16,325,000. Days Sales Outstanding (DSO) in net accounts receivable increased to approximately 63 days at December 31, 2005 from 59 days at September 30, 2005 due in large part to the significant amount of shipments in the month of December.”

Conference Call Details

In conjunction with this announcement, VASCO Data Security International, Inc. will host a conference call today, February 21, 2006, at 10:00 a.m. EST – 16:00h CET. During the Conference Call, Mr. Ken Hunt, CEO, Mr. Jan Valcke, President and COO, and Mr. Cliff Bown, CFO, will discuss VASCO’s Results for the Fourth Quarter and Full-year 2005.

To participate in this Conference Call, please dial one of the following numbers:

USA/Canada: +1 888 694 4769

International: +1 973 582 2757

And mention access code: VASCO to be connected to the Conference Call.

The Conference Call is also available in listen-only mode on www.vasco.com. Please log on 15 minutes before the start of the Conference Call in order to download and install any necessary software. The recorded version of the Conference Call will be available on the VASCO website 24 hours a day.

VASCO Data Security International, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,

	2005	2004	2005	2004

Net revenues	$17,519	$9,298	$54,579	$29,893
Cost of goods sold	6,484	3,266	20,141	9,184

Gross profit	11,035	6,032	34,438	20,709
Operating costs:
Sales and marketing	4,525	2,942	14,784	9,160
Research and development	964	705	3,579	2,441
General and administrative	1,351	810	4,556	3,191
Restructuring recovery	(172)	—	(172)	(32)
Amortization of purchased intangible assets	159	82	738	397

Total operating costs	6,827	4,539	23,485	15,157

Operating income	4,208	1,493	10,953	5,552

Interest income, net	37	32	69	120
Other income (expense), net	(7)	(538)	506	(539)

Income before income taxes	4,238	987	11,528	5,133
Provision for income taxes	1,276	471	3,827	1,880

Net income	2,962	516	7,701	3,253

Preferred stock dividends	—	(35)	(14)	(232)

Net income available to common shareholders	$2,962	$481	$7,687	$3,021

Net income per share
Basic	$0.08	$0.02	$0.22	$0.09

Diluted	$0.08	$0.02	$0.21	$0.09

Weighted average common shares outstanding:
Basic	36,089	33,167	35,429	32,216

Diluted	37,789	34,568	37,244	33,128

VASCO Data Security International, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands)
UNAUDITED

	December 31,

	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$16,962	$8,138
Restricted cash	181	82
Accounts receivable, net	12,083	5,965
Inventories, net	1,570	1,346
Prepaid expenses	726	791
Deferred income taxes	117	23
Foreign sales tax receivable	89	313
Other current assets	451	404

Total current assets	32,179	17,062

Property and equipment, net	982	838
Intangible assets, net	1,054	1,243
Goodwill	6,665	250
Investment in and notes receivable from Secured Services, Inc.	600	820
Other assets	25	37

Total assets	$41,505	$20,250

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,753	$3,065
Bank borrowings	3,173	—
Deferred revenue	1,765	620
Accrued wages and payroll taxes	2,329	1,887
Income taxes payable	1,547	435
Other accrued expenses	2,287	1,060

Total current liabilities	15,854	7,067

Long term deferred warranty	256	152

Stockholders' equity:
Series D Convertible Preferred Stock	—	1,504
Common stock	36	34
Additional paid-in capital	59,625	51,825
Deferred compensation	(404)	—
Accumulated deficit	(32,984)	(40,672)
Accumulated other comprehensive income (loss) -
cumulative translation adjustment	(878)	340

Total stockholders' equity	25,395	13,031

Total liabilities and stockholders' equity	$41,505	$20,250

Reconciliation of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) to net income;

In Thousands

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2005	2004	2005	2004

	(unaudited)		(unaudited)

EBITDA	$4,456	$1,186	$12,536	$5,747

Interest income, net	(37)	(32)	(69)	(120)
Provision for income taxes	1,276	471	3,827	1,880
Depreciation and amortization	255	231	1,077	734

Net income	$2,962	$516	$7,701	$3,253

About VASCO: VASCO designs, develops, markets and supports patented user authentication products for the financial world, remote access, e-business and e-commerce. VASCO’s user authentication software is delivered via its Digipass hardware and software security products. With over 20 million Digipass products sold and delivered, VASCO has established itself as a world-leader for strong User Authentication with over 440 international financial institutions and over 2,300 blue-chip corporations and governments located in more than 100 countries.

Forward Looking Statements

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as “believes,” “anticipates,” “plans,” “expects,” and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

Reference is made to the Company's public filings with the US Securities and Exchange Commission for further information regarding the Company and its operations.

For more information contact:

Jochem Binst, +32 2 456 9810, jbinst@vasco.com